EXHIBIT 10.20

This employment agreement is entered into today the December 22, 2021 (“Agreement”) by and

Between

Of the one part, Esports Product Trading Malta Limited, a Employer registered in Malta, bearing Registration Number C 99970 and having its registered office situated at LEVEL 3 (SUITE NO. 2873), TOWER BUSINESS CENTRE, TOWER STREET, SWATAR (hereinafter referred to as the “Employer”), and

Of the other part, Mark Thorne holder of Maltese Residence ID Card number 0115187A and currently residing at [***] (hereinafter referred to as the “Employee”).

Whereas,

A	The Employer wishes to enter into a contract of employment with the Employee as Chief Marketing Officer;
B	The Employer wishes to regulate the relationship with the Employee by a specific contract of service; and
C	The parties wish that their contractual relationship be regulated on the terms and conditions as detailed hereunder.

1.	EMPLOYMENT POSITION

The Employer hereby employs the Employee, who accepts, to serve as Chief Marketing Officer (“CMO”) of Employer and its affiliate Esports Technologies, Inc. (“EBET”) on a full-time basis, subject to the terms and conditions contained hereunder. The Employee shall report directly to the Chief Executive Officer (CEO) of EBET and/or to any other designated staff member as instructed by the Board of EBET. The Employee accepts that the Employer may at its discretion require the Employee to perform other duties or tasks not within the scope of normal duties and the Employee agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2.	DUTIES AND FUNCTIONS OF THE EMPLOYEE

The Employee shall have the following core duties and responsibilities as an outline, this is by no means an exhaustive list:

Responsible for the growth of all markets, brands and verticals through digital and paid marketing, mobile marketing, programmatic campaigns and other paid channels to drive the business forward.

•	Analyze data to develop marketing, acquisition and growth strategies.
•	Maintain and manage existing and new relationships with established and new agencies, partners and freelancers.
•	Budget management within the function.
•	Manage the marketing team
•	Regional and International business travel as required;
•	Any other duties and function which the CEO or Board may deem fit for the betterment of the Employer and/or for the better discharge of the above-mentioned duties and functions.

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3.	DURATION AND TERMINATION

A.	The date your employment commences with the Employer shall be 1st June 2021 unless otherwise mutually agreed in writing (“Effective Date”).

B.	The first six (6) months of employment under this contract of service shall be probationary employment and as such this Agreement may be terminated by either party without stating any reason and without cause.

C.	At the end of the probationary employment period (as defined in Section 3 B above, if the employee remains employed thereafter, this Agreement may be terminated by the terminating party providing the other party with four (4) months' notice in writing (or as otherwise may be required by law). If such termination is made by Employer, then full payment of any salary due for the notice period may be made in lieu of advance notice. If the parties mutually agree to a notice period of less than four (4) months’ then the Employee will be entitled to payment only for the period of such notice.

D.	In the event that the Employee is either in breach of any material obligation owed to the Employer or habitually neglects the duties to be performed under this Agreement or engages in any conduct which is dishonest or damages the reputation and/or standing of the Employer or is convicted of any criminal act or engages in any act of moral turpitude, such circumstances shall constitute a good and sufficient cause for dismissal and for the ipso facto termination of this contract of service without the need of giving any notice and without any liability on the part of the Employer to make any payment for the remainder of the time agreed upon in terms of this contract of service. In the event of the Employee’s dismissal in such circumstances, the Employee’s entitlement for remuneration shall be limited to the portion of Employee’s salary up to and including the date of termination.

E.	Documents of whatever nature, whether original or copies, belonging to the Employer shall be surrendered to the Employer without reserve on the termination of the employment at any time and for whatever cause.

4.	GENERAL CONDITIONS

A.	The Employee is authorised to perform duties from the office or remotely from home and/or such other place/s as may be advised to the Employee from time to time, but the Employer shall not without the Employee’s prior consent require Employee to reside anywhere outside Malta except in the ordinary course of their duties.

B.	Normal working hours shall be established by the Employer from time to time in accordance with applicable laws and regulations but may also vary according to the Employee’s duties accordingly. Compensation for any overtime worked will be granted subject to prior approval by the Line Manager.

C.	The Employee’s hours of work shall be of forty (40) hours per week.

D.	The nature of the Employee’s employment Employer requires flexibility in the days and hours that the Employee must work and may necessitate that the Employee work on other or additional days and hours.

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5.	REMUNERATION

A.	During employment with the Employer, the Employer shall pay to the Employee a gross annual salary in the amount of Two Hundred Thirteen Thousand Four Hundred (€213,400) Euros which shall be payable monthly in arrears. Additional remuneration for extra time worked and other benefits to which the employee may be entitled in terms of law. The Employee is also due any statutory bonuses and governmental sanctioned increases.

B.	The Employee’s salary shall be payable in arrears on the last day of each calendar month.

C.	The employee shall be eligible to participate in the Employer healthcare benefit, subject to standard taxes/fringe benefits as applicable. In addition, the employee shall be eligible to join the Employer pension scheme. In order to participate in either or both schemes the employee will be required to register participation through the Employer’s HR Department, such schemes are not subject to auto-enrolment. Further details on these benefits are available through the HR Department.

D.	The Employee shall be reimbursed all out-of-pocket expenses incurred during the course of fulfilling functions and duties, provided that such expenses have been duly approved and authorised by the Employer prior to being so incurred.

E.	The employee is eligible to participate in any key executive bonus plan (the “Bonus Plan”) that the Employer offers generally to the executive team. It is agreed that you will be provided with an individual performance target bonus goal equal to a maximum of thirty-five percent (35%) of the total cash value of your annual salary paid (“Target Bonus”) and determined solely at the election of the Compensation Committee as (or the EBET Board of Directors if no Compensation Committee exists) and as calculated by such determining body and the key performance indicators set forth by same on or before 90 days after the end of the Employer’s fiscal year for each year worked by Employee. The terms of the Bonus Plan will be decided by the EBET Board of Directors (or the Compensation Committee of the Board of Directors). The Employer reserves the right to amend the terms of the Bonus Plan at its absolute discretion.

F.	RSU Grant: Contemporaneous with the execution of this Agreement, Employee will receive a restricted stock unit award (the “RSU Grant”) for 40,000 of the shares of common stock of EBET subject to vesting in accordance herewith. The RSU Grant shall vest in four equal tranches of 10,000 RSU’s each, vesting on each annual anniversary date of this Agreement and commencing on the Effective Date hereof and for the four annual anniversary dates thereafter and provided Employee is employed on each such vesting date. The foregoing grant shall be made pursuant to the EBET’s 2020 Stock Plan and an RSU Grant Agreement, and shall in all respects be subject to the terms and conditions of such plan and agreement.
G.	Notwithstanding the foregoing, the vesting of the entirety of the RSU Grant referenced hereinabove will accelerate and occur upon any acquisition or merger transaction whereby a change of control of the shareholders of EBET occurs. For the avoidance of doubt, the term “change of control” shall mean a change of more than 50% of the beneficial ownership of the total issued and outstanding EBET common stock shares.

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6.	PROHIBITION AGAINST OTHER WORK

The Employee will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Employer.

The Employee shall not during the continuance of this contract of service and for a period of 2 years after the termination of employment with the Employer, either on Employee’s own account or for any other firm, Employer, person, whether legal or physical, solicit or interfere with or endeavour to entice away from the Employer any firm, Employer person legal or physical who/which at any time during the period of employment was a customer of or in the habit of dealing with the Employer, nor shall the Employee solicit or interfere with or endeavour to entice away from the Employer any employee of the Employer after the termination of this contract of service nor shall carry on either alone or jointly with any firm, Employer or person whether legal or physical be it as principal, agent or otherwise either directly or indirectly any business activities competing or interfering with the Employer’s activities.

7.	CONFIDENTIALITY

The Employee will not, at any time, even after the termination of this Agreement, in any fashion, form or manner, use to the employee’s own advantage or to the detriment of the Employer or of any of its clients, or else directly or indirectly divulge, disclose or communicate to any person, firm or corporate entity, in any manner whatsoever, any information of any kind, nature or description, concerning any matters effecting or relating to the business of the Employer and/or any of its clients.

This includes, without limitation:

i)	the names of any of its customers, clients, business associates, or employees
ii)	prices at which products and/or services are acquired, provided and/or sold;
iii)	any other information concerning the business of the Employer or that of any of its clients, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard as to whether any or all of the foregoing matters would be deemed confidential, material, or important.

The parties hereby stipulate that the foregoing matters are important, material and confidential, and gravely affect the successful conduct of the business of the Employer and the goodwill essential between the Employer and the Employee.

Any business contacts made by the Employee in the course of the employment shall be passed exclusively to the Employer.

Any breach by the Employee of the terms of this above shall be deemed to be a material breach of this Agreement.

8.	LEAVE ENTITLEMENT

The employee is entitled to two hundred and sixteen (216) hours paid holidays each year in addition to the public holidays and in accordance with Maltese Law. The employee must agree the dates of the holidays in advance with the employer. Holiday entitlement for any part of the year worked will be calculated on a pro-rata basis at the rate of days per complete calendar month worked.

Provided further that a medical certificate certifying incapacity of work shall be produced by the Employee to the Employer in cases of sick leave and that the Employer shall have the right, if it deems fit, to require its own medical officer to visit and medically examine the Employee.

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9.	MISCELLANEOUS

A.	The Employee accepts and agrees that any information, process, study, design or other property developed by the employee or in the development of which the employee might have participated during employment with the Employer, is to be deemed to be the full property of the Employer from the beginning.

B.	The terms and conditions of this Agreement shall supersede any other agreement arrangement, statements, representations or negotiations made or existing between the parties prior to the execution of this Agreement, which shall constitute the entire understanding between the parties hereto. Except as otherwise provided herein, no addition, amendment or modification to these terms and conditions shall be effective unless it is in writing and signed or accepted by both the Employee and the Employer. Specifically, the “Employment Agreement,” executed between the Employer and Employee with an Effective Date of 1st June 2021 is superseded in its entirety by this Agreement. Employee specifically acknowledges that in entering into and executing this Agreement, Employee relies solely upon the representations and agreements contained in this Agreement and no others.

C.	The Employee shall have no authority to enter into any contracts or other arrangement, binding on the Employer, except as specifically authorized in writing by the Employer.

D.	If the Employee shall become unable to perform duties by reason of illness or any kind of disability, the employee shall be entitled to all the benefits stipulated by law. At the end of the sick leave entitlement with pay and half pay, the Employer is entitled to terminate the Agreement and no additional payments shall be due to the Employee. This provision shall be without prejudice to the dismissal of the Employee at any time during the probationary period.

E.	The Employee may participate in any performance bonus structure put in place by the Employer and/or any Employer-supported benefits and savings schemes.

10.	DATA PROTECTION

The Employee may be required to process personal data on behalf of the Employer from time to time. In carrying out such processing functions the Employee shall:

(a)	Act only on instructions from the Employer; and
(b)	Take all those security measures available to the Employer to protect the personal data against accidental, destruction or loss or unlawful forms or processing as set out in the Data Protection Act.

In the event of the breach of this condition, the Employee shall indemnify the Employer and hold it harmless against any losses, liabilities or damages resulting therefrom.

The Employee acknowledges and understands that the Employer’s communication systems made available to the Employee shall be used solely and exclusively in furtherance of the Employer’s business. All communications made by the Employee through the Employer’s communication systems are subject to interception, surveillance and monitoring by the Employer and the Employee hereby gives the Employers unqualified consent to the interception, surveillance and monitoring of such communications.

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11.	ACCRUED RIGHTS

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

12.	SEVERABILITY

If any term or provision in this Agreement (or any part of such a term or provision) shall be held by any Court or Tribunal of competent jurisdiction to be unenforceable, under any enactment or rule of law, such term or provision or part shall to that extent be deemed severable and not to form part of the Agreement, but the validity and enforceability of the remainder of the Agreement shall not be affected.

13.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be exclusively regulated and governed by the Laws of Malta and any dispute arising between the parties from any matter related or otherwise connected to this Agreement shall be subject to the exclusive jurisdiction of the Courts of Malta.

Anything not specifically provided for in this Agreement shall be regulated by the Employment and Industrial Relations Act (Chapter 452 of the Laws of Malta).

14.	ASSIGNMENT

Neither this Agreement nor any interest in this Agreement may be assigned by the Employee

/s/ Aaron Speach	/s/ Mark Thorne

For and obo Esports Product Trading
Malta Limited	Mark Thorne
Director	Employee
Employer

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